Exhibit 10.27.3
Amended and Restated as at
30, August 2005
DATED February 26, 2004
CALDER AG
-and-
DESALCO LIMITED

Distributorship Agreement
relating to
DWEER Products

THIS DISTRIBUTORSHIP AGREEMENT is made on February 26, 2004

BETWEEN:
(1)	Calder AG, a Swiss company, the registered office of which is Binzenholzstrasse 447, Industrie Nord, Ch-5704 Egliswil, Switzerland (hereinafter “Calder”); and
(2)	DesalCo Limited, a Cayman Islands company duly incorporated in the Cayman Islands, the registered office of which is Trafalgar Place, 1428A West Bay Road, Grand Cayman, Cayman Islands (hereinafter “DesalCo”).
WHEREAS:
(A)	Pursuant to and upon the terms of a Distributorship Agreement dated 24 September 2002 between DWEER Technology Ltd., a Cayman Islands company (“DWEER-Tech”) and DesalCo (the “ Original Distributorship Agreement”), DWEER-Tech appointed DesalCo as its exclusive distributor for Products in the Territory (both terms as defined in this Agreement) and gave DesalCo the exclusive right to sell and distribute the Products in the Territory.
(B)	Pursuant to and upon the terms of a Technology Licence relating to the manufacturing, marketing and sale of DWEER and LinX products, work exchangers and related products dated 30 April 2003 between DWEER-Tech and Calder (“the Technology Licence”) DWEER-Tech granted Calder the exclusive right to, inter alia, design, manufacture and sell, inter alia, the Products worldwide, excluding the rights granted to DesalCo under the Original Distributorship Agreement which were reserved to DWEER-Tech.
(C)	By virtue of the fact that Calder has the exclusive right to manufacture the Products worldwide pursuant to the Technology Licence and will, during the term of the Technology Licence, be manufacturing and supplying Products on a worldwide basis, DWEER-Tech and the parties hereto wish to suspend the Original Distributorship Agreement and enter into this Agreement, in order to enable DesalCo to deal directly with Calder with respect to the distribution of Products in the Territory so long as the Technology Licence is in effect.
(D)	Concurrent with the execution of this Agreement, the Technology Licence has been amended to remove the exclusion of rights mentioned in recital B above and so as to permit and enable Calder and DesalCo to enter into this Agreement.

(E)	Concurrent with the execution of this Agreement, the Original Distributorship Agreement has been suspended for so long as the Technology Licence is in effect, on the basis that, inter alia, all clauses thereof that are intended to survive termination (e.g. 6.5 — Confidentiality) remain in effect, that DWEER-Tech undertakes to immediately inform DesalCo of termination of the Technology Licence, and that the suspension is to be lifted immediately upon termination of the Technology Licence.
NOW IT IS HEREBY AGREED as follows:-
1.	INTERPRETATION
1.1	In this Agreement, save where otherwise provided or where the context otherwise requires or admits, the following terms and expressions shall have the meaning set out below:

“Affiliate”
means at any time during the term of this Agreement or extension thereof with respect to a person, another person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person;

“DWEER Intellectual Property”
any patent, copyright, registered or unregistered design, trade mark, or other industrial or intellectual property right subsisting worldwide in respect of the Products, and any applications for the same;

“Improvements”
all improvements, modifications or adaptations to any part of the Technical Information which might reasonably be of commercial interest to Calder or DWEER-Tech in the design, manufacture, assembly, use or supply of the Legacy Products and which may be made or acquired by DesalCo during the term of this Agreement;

“Legacy Products”
means the work-exchanger (also called pressure-exchanger) energy-recovery systems, components and sub-components thereof used for water desalination using the reverse osmosis process designed by DesalCo or DWEER-Tech and installed in the Territory as of the date of this Agreement;

“Original Distributorship Agreement”	means the Original Distributorship Agreement as defined in the recitals hereto.

“person”
includes an individual, partnership, firm, company, association, unincorporated association or organisation or any entity or body of whatsoever nature including a governmental, quasi governmental, judicial or regulatory entity or any department, agency, or political subdivision thereof;

“Products”
means the work-exchanger (also called pressure-exchanger) energy-recovery systems, components and sub-components thereof for use for water desalination using the reverse osmosis process manufactured and sold by Calder pursuant to the Technology Licence;

“Technology Licence”	means the Technology Licence as defined in the recitals hereto.

“Technical Information”
identifiable technical and commercial information, know-how, experience, manufacturing techniques, engineering data, specifications of materials and other technical or commercial information in the possession of Calder relating to or in respect of or for use with the Legacy Products; whether stored electronically or otherwise, including without limitation Improvements;

“Territory”	means:
(a)	all countries, territories and protectorates in or bordering on the Gulf of Mexico and the Caribbean Sea excluding, except as provided for in sub-clause (c) hereof, the mainland of Mexico, Belize, Guatemala, Honduras, Nicaragua, Costa Rica, Panama, Columbia and Venezuela; and

(b)	the Bahamas, Barbados, and the Turks and Caicos Islands; and

(c)	the mainland territory within 30 miles of the Gulf of Mexico or Caribbean Sea coasts of Mexico, Belize, Guatemala, Honduras, Nicaragua, Costa Rica, Panama, Columbia and Venezuela

save that the continental United States and associated United States coastal islands (e.g. Florida Keys, but not the U.S. Virgin Islands or Puerto Rico) are specifically excluded;
“Third-party Components”	means all parts comprised within the Legacy Products excluding the following:
(a)	All parts made from castings;

(b)	Vessel pistons;

(c)	Check Valves; and

(d)	pressure vessels manufactured of Duplex Stainless Steels whether or not the pressure vessels they replace are manufactured of Duplex Stainless Steels;

“Trade Marks”
the trademarks “DWEER” and “LinX” and all other names, symbols, trade and service marks (whether registered or unregistered) used by DWEER-Tech or Calder in connection with or in relation to the Products from time to time.

1.2	In this Agreement, save where otherwise provided or where the context otherwise requires or admits:
(a)	references to any law or provision of law shall include a reference to any law or provision of any law which amends or replaces, or has amended or replaced, it;

(b)	references to this Agreement or any other agreement or document shall be construed as a reference to this Agreement as the same may from time to time be amended, varied or supplemented;

(c)	a “clause” or “schedule” is a reference to a clause hereof or schedule hereto;

(d)	a “sub-clause” is a reference to a sub-clause of the clause in which the reference appears;

(e)	any word, term or expression (including defined terms and expressions) that imports any gender shall include all genders and words and terms (including defined terms and expressions) importing the singular shall include the plural and vice versa.
1.3	In this Agreement the headings are inserted for convenience only and shall not affect the construction hereof.
2. DISTRIBUTION OF PRODUCTS IN THE TERRITORY
2.1	For the period set out in clause 9 below, Calder hereby grants DesalCo the exclusive right to distribute and sell the Products in the Territory, and DesalCo agrees to act in such capacity, subject to and upon the terms and conditions of this Agreement. For the avoidance of doubt, DesalCo may sell and/or deliver the Products purchased under this Agreement inside or outside of the Territory, provided that such Products are to be installed and used within the Territory.

2.2	For the period that DesalCo has the exclusive right to distribute and sell the Products in the Territory, Calder:
(a)	shall not appoint any other person as a distributor or agent for the Products in the Territory;

(b)	shall not supply the Products to any person other than DesalCo or, at the request of DesalCo, Affiliates of DesalCo, who, to the knowledge of Calder, intends to use or install such Products in the Territory or intends to resell such Products to any person who intends to use or install such Products in the Territory without the prior written consent of DesalCo; and

(c)	shall obtain a written undertaking, from all persons to whom it sells the Products (other than DesalCo and Affiliates of DesalCo which it supplies at the request of DesalCo) that they (1) shall not use or install such Products within the Territory and (2) shall not resell such Products to any person who intends to use or install such Products inside the Territory.
2.3	DesalCo and its Affiliates shall during the term of this Agreement:
(a)	not obtain the Products from any person other than Calder for use or installation inside the Territory;

(b)	not obtain any goods which compete with the Products;

(c)	except as permitted pursuant to Clause 5.10 below, not be concerned or interested, either directly or indirectly, in the design, manufacture, distribution, marketing or sale of any goods which compete with the Products;;

(d)	not sell the Products purchased from Calder under this Agreement to any person who, to the knowledge of DesalCo or its Affiliates, intends to use or install such Products in any country which is outside the Territory or intends to resell such Products to any person who intends to use or install such Products outside the Territory; and

(e)	obtain a written undertaking from all persons to whom it sells the Products purchased from Calder under this Agreement that they (1) shall not use or install such Products outside the Territory and (2) shall not resell such Products to any person who intends to use or install such Products outside the Territory.
2.4	For so long as this Agreement is in force:
(a)	in the event that DesalCo wishes to purchase any Products from Calder for use or installation outside the Territory, it shall place an order for such Products with Calder stating that such Products are intended for use or installation outside the Territory and stating where such Products are intended to be used, or installed; and

(b)	in the event that Calder agrees to supply such Products, DesalCo may purchase such Products for use or installation outside the Territory, free of any of the restrictions contained in this Agreement, and the provisions of this Agreement shall not apply to any Products so purchased by DesalCo or any Affiliate thereof Provided That, notwithstanding this, clause 6 of this Agreement shall apply to all information disclosed to DesalCo by DWEER-Tech or Calder or which relates to the Products and which comes into the knowledge, possession or control of DesalCo whether pursuant to or in connection with this Agreement or pursuant to or in connection with the Original Distributorship Agreement, and the provisions of clauses 5.4 5.5, 5.7 and 5.8 of this Agreement shall also apply outside the Territory.
2.5	Any energy-recovery devices (including pressure-exchangers or work-exchangers) for water desalination using the reverse osmosis process to be installed on reverse osmosis desalination units with a brine flowrate of less than 880 US gallons per minute (200 m3/hour) shall be deemed to be goods which do not compete with the Products.

2.6	DesalCo shall be entitled to describe itself as the “authorised exclusive distributor” for the Products in the Territory but it shall not hold itself out as DWEER-Tech’s or Calder’s agent for sales of the Products or as being entitled to bind DWEER-Tech or Calder in any way.

2.7	DesalCo shall not without the express written permission of Calder sell through a sales agent or to a sub-distributor any Products which it purchases from Calder under this Agreement.

2.8	Nothing in this Agreement shall entitle DesalCo to;
(a)	any priority of supply in relation to the Products as against Calder’s other distributors or customers;

(b)	any right or remedy against Calder if any Product supplied by Calder or its Affiliates is sold, installed, or used in the Territory by any person other than DesalCo or its Affiliates, provided that Calder can show that it has obtained the written undertaking required by sub-clause 2.2(c) above from the person to whom Calder supplied the Product and further provided that Calder shall, at the request and expense of DesalCo, take all such steps as DesalCo may reasonably require to assist DesalCo in preventing the installation, use or resale of such Products in the Territory.

2.9	Calder shall not have any right or remedy against DesalCo if any Product supplied by DesalCo or its Affiliates is sold, installed or used outside the Territory by any person other than DesalCo or its Affiliates, provided that DesalCo can show that it has obtained the written undertaking required by clause 2.3(e) above from the person to whom DesalCo supplied the Product and further provided that DesalCo shall, at the request and expense of Calder, take all such steps as Calder may reasonably require to assist Calder in preventing the installation, use or resale of such Products outside the Territory.
3.	SUPPLY OF PRODUCTS
3.1	Calder shall use its reasonable endeavours to supply the Products to DesalCo in accordance with DesalCo’s orders from time to time and to deliver the same in accordance with DesalCo’s directions.

3.2	Calder shall not be under any obligation to continue the manufacture of all or any of the Products, and shall be entitled to make such alterations to the specifications of the Products as it may think fit from time to time and may, as it thinks fit from time to time, change, amend or replace any trademark used in relation to the Products (including, without limitation, the Trade Marks).

3.3	The prices for each order of Products to be supplied under this Agreement shall be at least as good as and shall not be more than the lowest price charged by Calder for comparable orders of Products by other persons.

3.4	Each order for Products by DesalCo shall be in writing and shall constitute a separate contract and payment for such Products shall be made by DesalCo without deduction or set-off. The standard terms and conditions of sale of Calder from time to time shall apply to all sales of the Products to DesalCo under this Agreement except to the extent that any of the same is inconsistent with any of the provisions of this Agreement, in which case the latter shall prevail, and subject to any modifications thereto agreed to in writing between DesalCo and Calder.

3.5	Prior to acceptance of an order, DesalCo shall provide Calder with comprehensive accurate drawings and plans showing the manner in which Products will be incorporated into and installed in the relevant desalination plant. DesalCo shall give due regard to any observations or comments made by Calder in relation thereto provided that Calder shall not thereby incur any liability to DesalCo. Calder’s observations and comments shall be limited to compatibility of the Products with the relevant desalination plant. Save as agreed in writing by Calder, Calder shall not be liable or responsible for the design, operation or functioning of any desalination plants.
4.	MARKETING AND USE OF THE PRODUCTS
4.1	DesalCo shall use its best endeavours to promote the sale and use of the Products throughout the Territory and to satisfy market demand therefor.

4.2	DesalCo shall be entitled, subject to the terms of this Agreement, to promote and market the Products in the Territory in such manner as it may think fit, and in particular shall be entitled to resell the Products to its customers on such terms and at such prices as it may determine.

4.3	DesalCo shall maintain such stocks of parts for the Products as may be necessary to meet its customers’ requirements.

4.4	In connection with the promotion, marketing and the sale of the Products, DesalCo shall:
(a)	make clear, in all dealings with its customers and prospective customers, that it is acting as distributor of the Products and not as agent of Calder or DWEER-Tech;

(b)	comply with all legal requirements from time to time in force relating to the storage and sale of the Products;

(c)	use only such advertising, promotional, and selling materials as are approved in writing by Calder;

(d)	provide an after sale service for customers in relation to the Products on terms to be agreed from time to time between DesalCo and Calder; and

(e)	advise Calder of projected sales of Products as early as reasonably possible.
4.5	Calder shall, from time to time, provide DesalCo with such samples, catalogues, brochures, and up to date information concerning the Products as Calder may consider reasonably appropriate in connection with the sale of the Products in the Territory, and Calder shall endeavour to answer as soon as practicable any technical enquiries concerning the Products which are made by DesalCo or its customers.

4.6	DesalCo shall use its best endeavours to enable Calder to conduct testing and experimentation of Products on plants owned or operated by DesalCo or its Affiliates at which Products are installed provided that Calder shall indemnify and save harmless DesalCo from any costs, expenses, loss or damage, of whatever type and howsoever caused arising from or relating to such tests or experiments.
5.	INTELLECTUAL PROPERTY
5.1	Calder hereby authorises DesalCo to use the Trade Marks in the Territory on or in relation to the Products for the purposes only of exercising its rights in performing its obligations under this Agreement and Calder shall not so authorise any other person, firm or company for such use provided that Calder and/or DWEER-Tech may prohibit by notice in writing to DesalCo any particular use of the Trade Marks which in the opinion of Calder damages the goodwill of Calder or DWEER-Tech in such Trade Marks.

5.2	DesalCo shall ensure that each reference to and use of any of the Trade Marks by DesalCo is in a manner, from time to time, approved by Calder and, if requested, accompanied by an acknowledgement, in a form approved by Calder, that the same is a trade mark (or registered trade mark as the case may be) of Calder or DWEER-Tech as the case may be.

5.3	DesalCo shall not:
(a)	make any unauthorised modifications to the Products;

(b)	alter, remove, or tamper with any Trade Marks, numbers or other means of identification used on or in relation to the Products;

(c)	use any of the Trade Marks in any way that might prejudice their distinctiveness or validity;

(d)	use in relation to the Products any trade marks other than the Trade Marks without first obtaining the prior written consent of Calder; or

(e)	use in the Territory any trade marks or trade names so resembling any Trade Marks or the trade names of DWEER-Tech or Calder as to be likely to cause confusion or deception.
5.4	Except as provided in clause 5.1, DesalCo shall have no rights in relation to any of the Trade Marks or the goodwill associated therewith, and DesalCo hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in DWEER-Tech or Calder, as the case may be, and that all rights and benefits arising from the use of the Trade Marks by DesalCo shall accrue to and be for the benefit of Calder or DWEER-Tech as the case may be.

5.5	DesalCo shall, at the request and expense of Calder, take all such reasonable steps as Calder may reasonably require to assist Calder in maintaining the validity and enforceability of any DWEER Intellectual Property during the term of this Agreement.

5.6	DesalCo shall, at the request and expense of Calder, execute such agreements or licences in respect of the use of the Trade Marks in the Territory as Calder may reasonably require, provided that the provisions thereof shall not be more onerous or restrictive than the provisions of this Agreement.

5.7	DesalCo shall not, during the term of this Agreement, challenge the validity of any DWEER Intellectual Property.

5.8	DesalCo shall not do or authorise any third party to do any act which would or might invalidate or be inconsistent with any DWEER Intellectual Property and shall not omit or authorise any third party to omit to do any act which, by its omission, would have that effect or character.

5.9	DesalCo shall promptly and fully notify Calder of any actual threatened or suspected infringement in the Territory of any DWEER Intellectual Property which comes to DesalCo’s notice, and of any claim by any third party so coming to its notice that the importation of the Products into the Territory, or their sale therein, infringes any rights of any other person, and DesalCo shall at the request and expense of Calder do all such things as may be reasonably required to assist Calder or DWEER-Tech in taking or resisting any proceedings in relation to any such infringement or claim.

5.10	During the term of this Agreement, DesalCo may manufacture or procure the manufacture of and sell Third-party Components for use only in connection with the Legacy Products.

5.11	Calder may, without accepting any obligation or in any way committing to do so and provided that DesalCo reimburses Calder its direct costs in connection therewith, supply DesalCo with Technical Information for Third-party Components that it has in its possession or readily available in order to assist DesalCo to manufacture or procure the manufacture of Third-party Components in accordance with this Agreement, to the extent that Calder is not under any restriction from supplying such Technical Information.

5.12	Calder and DWEER-Tech shall not have any liability or responsibility in relation to Third-party Components which DesalCo manufactures or procures the manufacture of or sells, including any consequential losses arising therefrom.

5.13	DesalCo shall not apply the Trade Marks to Third-party Components which DesalCo manufactures or procures the manufacture of and DesalCo shall not represent to anyone that Third-party Components which DesalCo manufactures or procures the manufacture of are supplied by or guaranteed by Calder or DWEER-Tech or that Calder or DWEER-Tech have any liability or responsibility therefor.

5.14	DesalCo agrees to maintain secret and confidential all Technical Information obtained from Calder or DWEER-Tech both pursuant to this Agreement and prior to and in contemplation of it and all other information that it may acquire from the Calder or DWEER-Tech in the course of this Agreement, to use the same exclusively for the purposes of this Agreement, and to disclose the same only to those of its employees, and Third-party Components manufacturers or suppliers pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

5.15	The foregoing obligations of clause 5.14 above shall not apply to Technical Information or other information which:
5.15.1	Prior to receipt thereof from Calder or DWEER-Tech was in the possession of DesalCo and at its free disposal provided that the same can reasonably be shown to be the case from records within the possession or control of DesalCo;

5.15.2	is subsequently disclosed to DesalCo without any obligations of confidence by a third party who has not derived it directly or indirectly from Calder or DWEER-Tech; or

5.15.3	is or becomes generally available to the public in the Territory through no act or default of DesalCo or its agents or employees.
5.16	Notwithstanding the foregoing, DesalCo shall be entitled to disclose Technical Information to actual customers or operators of Legacy Products insofar as such disclosure is reasonably necessary for the use of the Legacy Products.

5.17	DesalCo shall procure that all its employees and Third-party Component manufacturers or suppliers pursuant to this Agreement (if any) who have access to any information to which the obligations of clause 5.14 apply shall be made aware of these obligations and shall further procure that so far as is reasonably practicable all of such employees and Third-party Components manufacturers or suppliers shall enter into written undertakings in favour of Calder to this end in a form previously approved by Calder.

5.18	DesalCo shall forthwith disclose to Calder and DWEER-Tech in confidence and in such detail as Calder or DWEER-Tech may reasonably require all Improvements that it may develop or acquire during the term of this Agreement except in so far as such disclosure would disclose information derived from and subject to confidentiality obligations in favour of a third party.

5.19	Improvements shall be deemed to be part of the Technical Information for the purposes of this Agreement.

5.20	All Improvements shall be the exclusive property of DWEER-Tech including all Improvements DesalCo is obliged to disclose to Calder and DWEER-Tech under clause 5.18 hereof and all intellectual property rights in respect thereof or arising therefrom shall belong to DWEER-Tech exclusively and DesalCo undertakes to assign and transfer or procure the assignment and transfer of all intellectual property rights in respect thereof or arising therefrom to DWEER-Tech forthwith on request. Improvements (whether or not patentable, protected by copyright or otherwise protected) may be used by DWEER-Tech and/or its licensees in any manner including without limitation in connection with Products or Legacy Products.

5.21	Pending any assignment under clause 5.20, DWEER-Tech shall have a non-exclusive irrevocable world-wide royalty-free licence without limit of time with the right to assign and to grant sub-licences thereunder to use all Improvements DesalCo is required to disclose to Calder and DWEER-Tech under clause 5.18 above and to use and exploit all intellectual property rights in respect thereof owned by DesalCo or any assign or successor in title of DesalCo.

5.22	Where DesalCo has developed or acquired an Improvement it shall not publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on it until DWEER-Tech has had at least 60 working days from disclosure in writing of all information relating to it to consider whether patent or other protection should be applied for. DWEER-Tech shall not publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on it until an application for a patent has been filed by either DWEER-Tech or DesalCo in accordance with this clause or until it is clear that neither party intends to so file and within such 60 day period shall notify DesalCo whether it intends to seek any relevant protection. If so, then this obligation shall continue for such time as may be reasonably required to prepare and file an application for patent or other protection. If DWEER-Tech does not within such 60 day period notify DesalCo that it intends to seek any relevant protection, and if it is agreed with DWEER-Tech that DesalCo may do so (which agreement DWEER-Tech may withhold in its sole and absolute discretion), DesalCo may seek patent or other protection (and DesalCo shall within such 60 day period give DWEER-Tech notice that it wishes to seek patent or other protection), in which event DWEER Tech will be subject to the same obligation not to publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on it for such time as may be reasonably required for DesalCo to prepare and file an application for patent or other protection.

5.23	Subject to the foregoing each party shall be free to apply for patent protection for any invention not made in whole or in part by an employee of the others provided however that the specification in support thereof does not disclose any Technical Information or other information which is confidential to the others.
6.	CONFIDENTIALITY
6.1	Except as provided by clauses 5.14 to 5.17 (inclusive) above and clauses 6.3 and 6.4 below, DesalCo and any Affiliate thereof shall at all times during the continuance of this Agreement and thereafter:
(a)	use its best endeavours to keep all Restricted Information (as defined below) confidential and accordingly shall not disclose any Restricted Information to any other person; and

(b)	not use any Restricted Information for any purpose other than the performance of its obligations under this Agreement or any other agreement for the sale of the Products.
6.2	“Restricted Information” means any information:
(a)	which is disclosed to DesalCo by Calder or DWEER-Tech pursuant to or in connection with this Agreement or the Original Distributorship Agreement or any other agreement for the sale of the Products; (whether orally or in writing); or

(b)	which relates to the Products and which comes into the knowledge, possession or control of DesalCo pursuant to this Agreement or the Original Distributorship Agreement or any other agreement for the sale of the Products;
regardless of whether or not such information is expressly stated to be confidential or marked as such.

6.3	Notwithstanding clauses 6.1 and 6.2 above, any Restricted Information may be disclosed by DesalCo to:
(a)	any customers or prospective customers;

(b)	any governmental or other authority or regulatory body;

(c)	any employees or Affiliates of DesalCo;
to the extent only as is required for the purposes contemplated by this Agreement, or as is required by law and subject in each case to DesalCo using its best endeavours to ensure that the person in question keeps the same confidential and does not use the same except for the purposes for which the disclosure is made.

6.4	Any Restricted Information may be used by DesalCo or its Affiliates for any purpose, or disclosed by DesalCo to any other person, to the extent only that it is, at the date hereof, or hereafter, is or becomes public knowledge through no fault of DesalCo or its Affiliates (provided that in doing so DesalCo and its Affiliates shall not disclose any Restricted Information which is not public knowledge).

6.5	Any press releases, learned papers or similar publications made by Calder that make reference to DesalCo or its Affiliates or plants owned or operated by DesalCo or its Affiliates shall be approved in advance by DesalCo provided that such approval shall not be unreasonably withheld and shall be given in a sufficiently timely manner.
7.	REPRESENTATIONS, WARRANTIES AND LIABILITY
7.1	Subject as herein provided Calder warrants to DesalCo that:
(a)	all the Products supplied hereunder shall be of satisfactory quality and shall comply with any legal or other specification, agreed for them;

(b)	it is not aware of any rights of any third party in the Territory which would or might render the sale of the Products, or the use of any of the Trade Marks on or in relation to the Products, unlawful.
7.2	In the event of any breach of Calder’s warranty in clause 7.1 above (whether by reason of defective materials, production faults or otherwise) Calder’s liability shall be limited to:
(a)	replacement of the Products in question; or

(b)	at Calder’s option, repayment of the purchase price therefor (where this has been paid).
7.3	Notwithstanding anything to the contrary in this Agreement, DWEER-Tech and/or Calder shall not be liable to DesalCo by reason of any representation or implied warranty, condition or other term or any duty at common law, or under the express terms of this Agreement, for any consequential loss or damage (whether for loss of profit or otherwise and whether occasioned by the negligence of DWEER-Tech and/or Calder or its employees or agents or otherwise) arising out of or in connection with any act or omission of DWEER-Tech and/or Calder relating to the manufacture or supply of the Products, their resale by DesalCo or their use by any customer.
7.4	Each party hereto represents and warrants to the other that:
(a)	It is a validly existing company in good standing under the laws of its jurisdiction of incorporation and is duly qualified as necessary to carry on its business in the jurisdictions in which such business is carried on; and

(b)	this Agreement has been duly authorised, executed and delivered by it and is a valid and legally binding obligation of it enforceable in accordance with its terms.
8.	FORCE MAJEURE
8.1	If either party’s performance of this Agreement is affected by Force Majeure (as defined below) it shall forthwith notify the other party of the nature and extent thereof.

8.2	Neither party shall be held to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in its performance, or non performance, of any of its obligations under this Agreement to the extent that such delay or non performance is due to Force Majeure of which it is notified to the other party, and the time for performance of such obligations shall be extended accordingly.

8.3	If the Force Majeure in question prevails for a continuous period in excess of 180 days, the parties shall enter into bona fide negotiations with a view to alleviating its effects, or to agreeing such alternative arrangements as may be fair and reasonable, and if no agreement is reached between the parties with respect thereto within 30 days, then either party may upon giving written notice to the other, terminate this Agreement without prejudice to any rights, remedies or obligations which have accrued prior to termination.

8.4	“Force Majeure” means, in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, acts of god, war, strike, lock out, go slow, work to rule or other form of industrial action, fire, flood, civil disturbance, or government intervention or government failure to act).
9.	DURATION AND TERMINATION
9.1	This Agreement shall come into force on the date of this Agreement and, subject as provided in clauses 9.2, 9.3, 9.4 and 9.5 below, shall continue in force until 31st October, 2009 whereupon it shall terminate unless previously renewed or extended by the mutual written agreement of the parties hereto.

9.2	Calder shall be entitled to terminate this Agreement if:
(a)	DesalCo fails to diligently promote the sale of and the use of the Products throughout the Territory provided that DesalCo does not have to offer to sell or sell the Products to competitors that are bidding in connection with the construction or expansion of desalination projects in the Territory in connection with which DesalCo or any of its Affiliates is also bidding (but DesalCo may do so at its sole and absolute discretion); or

(b)	DesalCo at any time challenges the validity of all of any of the DWEER Intellectual Property;
provided that DesalCo fails to remedy the same within 30 days after receipt of written notice giving full particulars of the breach and requiring it to be remedied.

9.3	DesalCo may, at any time, terminate this Agreement upon one (1) month’s prior written notice to Calder.

9.4	This Agreement shall automatically terminate upon termination of the Technology Licence.

9.5	Either party shall be entitled forthwith to terminate this Agreement by written notice to the other (provided that such termination shall not affect any orders accepted by and binding on Calder as provided in clause 3.4 above) if:
(a)	that other party commits any material breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

(b)	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

(c)	that other party makes any voluntary arrangement with its creditors or goes into winding up or liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

(d)	anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to that other party; or

(e)	that other party ceases, or threatens to cease, to carry on business.
9.6	For the purposes of clause 9.5 above, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

9.7	Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision thereof.

9.8	The rights to terminate this Agreement given by this clause 9 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

10.	CONSEQUENCE OF TERMINATION OR EXPIRATION

Upon termination of this Agreement for any reason:
10.1	the terms of this Agreement shall continue in full force for so long as is required and to the extent and insofar as is necessary to allow DesalCo to complete any binding contracts for the sale of the Products in effect at the date of termination and any bids, offers, quotations and/or proposals made by DesalCo to other persons prior to termination of this Agreement which have been accepted before termination of this Agreement or are capable of being accepted after termination of this Agreement provided that, for the avoidance of doubt and notwithstanding the foregoing, the provisions of clauses 2.1, 2.2 and 2.6 above shall cease to apply forthwith upon termination of this Agreement;

10.2	DesalCo shall cease to promote, market or advertise the Products or to make any use of the Trade Marks other than for the purpose of selling existing stock consisting of the Products and for such purpose only and to such extent the provisions of this Agreement shall continue in full force and effect;

10.3	the provisions of clause 6, and any other clauses which are intended to survive the termination of this Agreement, shall continue in force in accordance with their respective terms notwithstanding termination of this Agreement;

10.4	DesalCo shall have no claim against Calder for compensation for loss of distribution rights, loss of goodwill or any similar loss;

10.5	subject to as otherwise provided herein and to any rights, remedies or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.
11.	MISCELLANEOUS PROVISIONS
11.1	Calder shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any Affiliate and any act or omission of any such Affiliate shall for the purposes of this Agreement be deemed to be the act or omission of Calder.

11.2	DesalCo may assign this Agreement to any Affiliate, but otherwise DesalCo may not without the prior written consent of Calder assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights hereunder, or subcontract or otherwise delegate any of its obligations hereunder.

11.3	Nothing in this Agreement shall create or be deemed to create a partnership or relationship of principal and agent or employer and employee between the parties.

11.4	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements and understandings between the parties with respect hereto, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

11.5	Each party acknowledges that in entering into this Agreement it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties, or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

11.6	If any provision of this Agreement or any agreement entered into pursuant hereto is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:-
(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement or such other agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement or such other agreement.
12.	JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with the laws of the Cayman Islands and each party hereby submits to the non-exclusive jurisdiction of the Cayman Islands Courts.

13.	NOTICES

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be served by delivering the same by hand or by sending the same by facsimile or reputable courier service and shall be deemed given, if sent by hand, when delivered, if sent by facsimile, upon the date stated in the transmission report or, if sent by courier service, on delivery by the relevant courier service, in each case, to the address set out below or such other address as is notified by the relevant person from time to time, provided that a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt shall only be deemed to be given on the next working day in that place:
13.1	if to Calder: Binzenholzstrasse 447, Industrie Nord CH-5704 Egliswil Switzerland Attention: President Facsimile No:+(41) 62 769 60 70
13.2	if to DesalCo: Trafalgar Place 1428A West Bay Road Grand Cayman, Cayman Islands Attention: President Facsimile No:+1 (345) 949-2957

AS WITNESS whereof the parties have hereto set their hands the day and year first before written.

SIGNED FOR AND ON BEHALF OF	)
DESALCO LIMITED by	)
Frederick W. McTaggart, Director	)
in the presence of:	)	/s/ Frederick W. McTaggart

Frederick W. McTaggart, Director

/s/ Kenneth Crowley
Witness
Witness name: Kenneth Crowley
Address: P.O. Box 114GT Grand Cayman
Occupation: Engineer

SIGNED FOR AND ON BEHALF OF	)
CALDER AG by	)
Ernst Kündig, Director and President	)
in the presence of:	)	/s/ Ernst Kündig

Ernst Kündig, Director and President

Tanja Keses
Witness
Witness name: Tanja Keses
Address: Weihesweg AG, CH-550R Hunzehschwil
Occupation: Company Secretary